EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 15, 2021 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of September 30, 2021, of $36.2 million, an increase of approximately $1.5 million since June 30, 2021. Net asset value per share increased to $2.68 as of September 30, 2021 from $2.57 as of June 30, 2021. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	9/30/2021	6/30/2021	3/31/2021	12/31/2020	9/30/2020
Net assets	$36,243	$34,724	$34,075	$33,777	$37,431
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$2.68	$2.57	$2.52	$2.50	$2.77

The following were the principal contributors to the growth in net asset value during third quarter of 2021:

•	Increase in the Value of Equus Energy. During the third quarter of 2021, the fair value of Equus Energy, LLC, increased from $10.25 million to $12.0 million. Among the various leasehold rights held by Equus Energy is a 50% working interest in 2,400 acres in the Permian Basin known as the Conger Field. A number of transactions that completed in late 2020 and the first nine months of 2021 were concentrated in the Permian Basin, at imputed acreage values considerably in excess of values ascribed to such acreage in the past several years. In addition, there were price increases for crude and natural gas during the quarter.

Equus also holds working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the ‘Eagle Ford Shale’ play. The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

•	Increase in Escrow Receivable Related to Sale of PalletOne. Subsequent to the end of the third quarter of 2021, we received $1.2 million in cash, which was the final installment of proceeds related to the sale of PalletOne in December 2020. The amount recently received was approximately $0.5 million in excess of the amount we had accrued as an escrow receivable for this final payment.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.